Vermillion and Quest Diagnostics Announce

New Commercial Agreement

Austin, TX --  March 17, 2015 --Vermillion, Inc. (Nasdaq:  VRML), a bio-analytical solutions company focused on gynecologic disease, today announced a new commercialization and services agreement with Quest Diagnostics, the world’s leading provider of diagnostic information services, related to Vermillion’s OVA1 ovarian cancer test.

OVA1 was the first test cleared by the FDA for aiding in the pre-surgical evaluation of an ovarian mass for cancer. Since launch in 2010, Quest Diagnostics has been the exclusive National laboratory provider offering this test. Under the new agreement, Vermillion’s wholly-owned subsidiary, ASPiRA Labs, will begin to offer OVA1 testing to Quest customers. Quest Diagnostics expects to transfer all OVA1 testing service to ASPiRA Labs starting with 39 states this year, while providing the current logistics support to transport specimens from its clients to ASPiRA Labs for testing. Quest will continue to offer OVA1 services through its own OVA1 performing lab in the remaining 11 states until ASPiRA Labs has the required state approvals to provide services.

Quest will receive an undisclosed sum and fees for logistic support services provided to Vermillion under the new agreement. Additional terms were not disclosed.

In addition, the two parties have also reached a settlement agreement under which all claims related to prior strategic alliance and loan agreements are dismissed and terminated.

Valerie Palmieri, CEO of Vermillion/ASPiRA, Inc. noted, “We are pleased that we are taking steps to offer OVA1 testing through ASPiRA on behalf of Quest Diagnostics clients.”

About Pelvic Masses

•	500,000 – 1 million women experience pelvic masses and 150,000 – 300,000 women have suspicious ovarian tumors removed annually in the US.
•	Ovarian cancer is rarely diagnosed in early stages and has the highest mortality rate of all gynecological cancers.
•	Over 70,000 OVA1 tests have been ordered to date.
•	Vermillion has launched ASPiRA Labs, a CLIA certified national clinical lab, to serve as a cutting-edge biomarker diagnostics center for gynecologic cancers.

About OVA1

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OVA1 is a proprietary FDA-cleared blood test to help physicians assess the risk of ovarian cancer prior to surgery and trigger the involvement of a specialist (gynecologic oncologist) for higher risk patients

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The OvaCalc® proprietary algorithm combines five biomarker results into a single numerical “risk score” that stratifies patients into “higher risk” and “lower risk” when combined with clinical assessment

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In two pivotal clinical trials, (Ueland FR, DeSimone CP, Seamon et al. Obstetrics & Gynecology 2011;117:1289-1297; Bristow RE, Smith A, Zhang Z et al. Gynecologic Oncology 2013;128:252-259) OVA1 plus clinical impression detected 96% of all malignancies  vs. 75%  for clinical impression alone. It subsequently reduced the number of malignancies missed from 25% to 4%, a reduction of 83%.

•	For early-stage cancers specifically, 31% were missed by clinical impression alone. This was reduced to 5% when OVA1 was added to clinical impression, a reduction of 85%.
•	Vermillion is currently developing a next-generation test, OVA2, which has an expected release in the second half of 2015.

About Vermillion

Vermillion, Inc. (NASDAQ: VRML) is dedicated to the discovery, development and commercialization of novel high-value diagnostic tests that help physicians diagnose, treat and improve outcomes for women with Gynecologic disease.  Vermillion, along with its prestigious scientific collaborators, have proprietary diagnostic programs specializing in gynecologic oncology and women's health.

The company's lead diagnostic, OVA1®, is a blood test for pre-surgical assessment of ovarian tumors for malignancy, using an innovative algorithmic approach. As the first FDA-cleared, protein-based In Vitro Diagnostic Multivariate Index Assay, OVA1 represents a new class of software-based diagnostics. For additional information, including published clinical trials, visit www.vermillion.com.

About ASPiRA Labs

ASPiRA Labs is an innovative diagnostic services laboratory founded by Vermillion, Inc., a leader in women's health diagnostics. The laboratory's goal is to provide high quality, innovative testing and bio-analytics for women to help address unmet women's health needs. ASPiRA Labs’ specialized services are grounded in evidence-based medicine, while providing access to novel biomarker diagnostic tools designed to help health care professionals offer the most precise diagnoses and treatment guidance for their patients. To learn more about ASPiRA Labs, visit www.aspiralab.com.

Forward-Looking Statements

This press release contains forward-looking statements, as that term is defined in the Private Litigation Reform Act of 1995 that involve significant risks and uncertainties including statements regarding Vermillion's and Quest’s future revenue, Vermillion's and Quest’s expected cash outlay and future test volumes. Words such as "may," "expects," "intends," "anticipates," "believes," "estimates," "plans," "seeks," "could," "should," "continue," "will," "potential," "projects" and similar expressions are intended to identify forward-looking statements. The forward-looking statements contained in this press release are based on Vermillion's and Quest’s expectations as of the date of this press release. A variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. Factors that could cause actual results to materially differ from those projected in such forward-looking statements include but are not limited to: (1) uncertainty as to Vermillion's ability to protect and promote its proprietary technology; (2) Vermillion's lack of a lengthy track record successfully developing and commercializing diagnostic products; (3) uncertainty as to whether Vermillion will be able to obtain any required regulatory approval of its future diagnostic products or otherwise comply with applicable laws and regulations; (4) uncertainty of the size of market for its existing diagnostic tests or future diagnostic products, including the risk that its products will not be competitive with products offered by other companies, or that users will not be entitled to receive adequate reimbursement for its products from third-party payers such as private insurance companies and government insurance plans; (5) uncertainty that Vermillion has sufficient cash resources to fully commercialize its tests and continue as a going concern; (6) uncertainty regarding Vermillion's ability to generate sufficient demand for ASPiRA LABS' services to cover the laboratory's operating costs; (7) uncertainty whether the trading in Vermillion's stock will become significantly less liquid; and (8) other factors that are described in Vermillion's Form 10-K for the year ended December 31, 2013 and Vermillion's Form 10-Q for the quarter ended March 31, 2014 filed with the Securities and Exchange Commission (the "SEC"). Vermillion expressly disclaims any obligation to update, amend or clarify any forward-looking statements to reflect events, new information or circumstances occurring after the date of this press release, except as required by law.

This release should be read in conjunction with the consolidated financial statements and notes thereto included in our most recent reports on Form 10-K and Form 10-Q. Copies are available through the SEC's Electronic Data Gathering Analysis and Retrieval system (EDGAR) at www.sec.gov.

Investor Relations Contact

Michael Wood

LifeSci Advisors LLC

Tel: 646 597 6983

mwood@lifesciadvisors.com